Exhibit 3.1

CERTIFICATE OF CORRECTION
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF THE MEET GROUP, INC.

The Meet Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify, pursuant to Section 103(f) of the General Corporation Law of the State of Delaware (“DGCL”), as follows:

1.    The name of the Corporation is The Meet Group, Inc.

2.    An Amended and Restated Certificate of Incorporation (the “Amended Charter”) was filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 12, 2019 and such Amended Charter requires correction as permitted by Section 103(f) of the DGCL.

3.    The Amended Charter was inadvertently filed with the Secretary of State because the Amended Charter was not adopted by a majority of the outstanding stock entitled to vote as required by Section 242(b) of the DGCL.

4.    Such Amended Charter filed with the Secretary of State on June 12, 2019 shall be null and void and shall be of no further force and effect.

IN WITNESS WHEREOF, The Meet Group, Inc. has caused this Certificate of Correction to be executed by Frederic Beckley, its authorized officer, on this 21st day of June, 2019.

The Meet Group, Inc.

By: /s/ Frederic Beckley
Frederic Beckley, General Counsel and Executive Vice President, Business Affairs